Exhibit 99.4

IEA Energy Services, LLC

and Subsidiaries

Consolidated Financial Statements

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

Crowe Horwath LLP
Independent Member Crowe Horwath International

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

IEA Energy Services, LLC and Subsidiaries

Indianapolis, Indiana

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of IEA Energy Services, LLC and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in member’s equity (deficit), and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2016.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Indianapolis, Indiana

February 19, 2018

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$4,877	$21,607
Accounts receivable, net of allowances of $216 and $135, respectively	60,981	69,977
Costs and estimated earnings in excess of billings on uncompleted contracts	18,613	14,143
Prepaid expenses and other current assets	862	1,449
Deferred income taxes	—	11,735
Total current assets	85,333	118,911
Property, plant and equipment, net of accumulated depreciation of $17,770 and $17,484, respectively	30,905	20,540
Goodwill	3,020	3,020
Intangibles, net of accumulated amortization of $2,061 and $1,941, respectively	69	189
Company-owned life insurance	4,250	2,214
Other assets	46	45
Deferred income taxes — long term	3,080	2,797
Total assets	$126,703	$147,716

Liabilities and Member’s Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$70,030	$97,244
Current portion of capital lease obligations	4,691	920
Billings in excess of costs and estimated earnings on uncompleted contracts	7,398	28,181

Line of credit	33,674	—
Total current liabilities	115,793	126,345

Capital lease obligations, net of current maturities	15,899	4,410
Deferred compensation	5,030	4,086
Total liabilities	136,722	134,841

Commitments and contingencies

Member’s equity (deficit):
Member’s equity (deficit)	(10,019)	12,875
Total member’s equity (deficit)	(10,019)	12,875
Total liabilities and member’s equity (deficit)	$126,703	$147,716

See accompanying notes to consolidated financial statements

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year ended December 31,
	2017	2016	2015

Revenue	$454,949	$602,665	$204,640
Cost of revenue	388,928	517,419	184,850
Gross profit	66,021	85,246	19,790
Selling, general and administrative expenses	33,543	30,705	27,169
Restructuring expense	—	—	1,528
Income from operations	32,478	54,541	(8,907)
Other income (expense), net:
Interest expense, net	(2,201)	(516)	(557)
Other income	111	213	874
Income before benefit (provision) for income taxes	30,388	54,238	(8,590)
Benefit (provision) for income taxes	(13,863)	10,213	(106)
Net income from continuing operations	16,525	64,451	(8,696)
Discontinued operations:
Net income from discontinued operations	—	1,087	(19,487)
	16,525	65,538	(28,183)
Other comprehensive income (loss)
Foreign currency translation adjustment	—	—	868
Net income	$16,525	$65,538	$(27,315)

See accompanying notes to consolidated financial statements

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY (DEFICIT)

(in thousands)

	Member’s equity (deficit)	Accumulated other comprehensive income (loss)	Total

Balance, January 1, 2015	$(47,706)	$(601)	$(48,307)

Net loss	(28,183)	—	(28,183)

Change in foreign currency translation	—	868	868

Profit unit expense	93	—	93

Other	(315)	—	(315)

Balance, December 31, 2015	$(76,111)	$267	$(75,844)

Net income	65,538	—	65,538

Change in foreign currency translation	—	(780)	(780)

Cumulative translation adjustment on discontinued operations	—	513	513

Profit unit expense	161	—	161

Conversion of Subordinated Debt into equity	23,287	—	23,287

Balance, December 31, 2016	12,875	—	12,875

Net income	16,525	—	16,525

Distributions	(34,738)	—	(34,738)

Distribution of Land and Building	(4,734)	—	(4,734)

Profit unit expense	53	—	53

Balance, December 31, 2017	$(10,019)	$—	$(10,019)

See accompanying notes to consolidated financial statements

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income	$16,525	$65,538	$(28,183)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, plant and equipment	4,924	3,323	3,671
Amortization of intangible assets	120	120	120
Provision for loss on uncompleted contracts	—	(634)	(5,532)
Interest accrual on subordinated debt	—	1,862	1,425
Profit units compensation expense	53	161	93
Other	—	—	(315)
(Gain) loss on sale of equipment	(244)	(213)	321
Deferred compensation	944	(446)	872
Deferred income taxes	11,451	(14,687)	155
Allowance for doubtful accounts	81	(11,942)	2,129
Change in operating assets and liabilities:
Accounts receivable	8,915	(21,089)	77,067
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,470)	2,093	14,738
Prepaid expenses and other assets	587	(539)	11,799
Accounts payable and accrued liabilities	(27,212)	17,862	(68,412)
Billings in excess of costs and estimated earnings on uncompleted contracts	(20,783)	12,182	(15,565)
Net cash (used in) provided by operating activities	(9,109)	53,591	(5,617)

Cash flows from investing activities:
Company-owned life insurance	(2,036)	(514)	152
Purchases of property, plant and equipment	(2,248)	(2,821)	(677)
Proceeds from sale of property, plant and equipment	776	335	877
Net cash used in investing activities	(3,508)	(3,000)	352

Cash flows from financing activities:
Net proceeds and repayments under line of credit	33,674	(27,946)	(11,459)
Distribution	(34,738)	—	—
Proceeds from the issuance of subordinated debt	—	—	20,000
Payments on capital lease obligations	(3,049)	(1,671)	—
Net cash used in financing activities	(4,113)	(29,617)	8,541

Effect of currency translation on cash	—	633	(3,276)

Net change in cash and cash equivalents	(16,730)	21,607	—

Cash and cash equivalents, beginning of year	21,607	—	—

Cash and cash equivalents, end of year	$4,877	$21,607	$—
Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$2,221	$1,189	$3,870
Cash paid for income taxes	$3,686	$2,673	$—
Acquisition of assets/liabilities through capital lease	$18,309	$7,501	$—
Distribution of Land and Building	$4,734	$—	$—
Conversion of Subordinated Debt into Equity	$—	$23,287	$—

See accompanying notes to consolidated financial statements

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Nature of Operation

IEA Energy Services, LLC (“IEA Services”) is a Delaware limited liability company, formed on August 3, 2011, together with its wholly-owned subsidiaries (collectively the “Company”) and a wholly-owned subsidiary of Infrastructure and Energy Alternatives, LLC (“IEA Parent”). The Company specializes in providing complete engineering, procurement and construction (“EPC”) services throughout the U.S. for the renewable energy, traditional power and civil infrastructure industries. The services are performed under fixed-price and time-and-materials contracts.

On November 3, 2017, IEA Parent entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among M III Acquisition Corp. (“M III”), IEA Energy Services LLC, Wind Merger Sub I, Inc., a wholly-owned subsidiary of M III (“Merger Sub I”), Wind Merger Sub II, LLC, a wholly-owned subsidiary of M III (“Merger Sub II”), Oaktree Power Opportunities Fund III Delaware, L.P. (“Oaktree”), solely in its capacity as the seller’s representative and, M III Sponsor I LLC, a Delaware limited liability company, and M III Sponsor I LP (together, the “Sponsors”), solely with respect to certain to certain provisions.

Pursuant to a Merger Agreement, a business combination between the IEA Services and M III will be effected through two consecutive mergers—Merger Sub I will merge with and into IEA Services with IEA Services surviving such merger and, immediately thereafter, this surviving entity will merge with and into Merger Sub II with Merger Sub II surviving such merger as a wholly-owned subsidiary of M III (together, the “Mergers”). Upon the consummation of the Mergers, subject to adjustments in accordance with the Merger Agreement, IEA Parent will receive approximately $100,000 in cash, 10,000,000 shares of common stock of M III, par value $0.0001 per share (“Common Shares”), and an initial stated value of $35,000 in preferred stock of the combined company, par value $0.0001 per share. At the closing of the transaction, IEA Parent will hold approximately 34% of the issued and outstanding Common Shares and the existing shareholders of M III will hold approximately 66% of the issued and outstanding Common Shares. IEA Parent will also receive “earnout shares” if certain EBITDA thresholds specified in the Merger Agreement are met in either or both of fiscal years 2018 and 2019, with a total of 9,000,000 Common Shares being earnable for both such years in the aggregate. As of February 19, 2018, the Merger is pending shareholder approval and an executed definitive agreement.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of IEA Energy Services, LLC and its wholly-owned domestic and foreign subsidiaries: IEA Management Services, Inc. (“IMS”), IEA Renewable, Inc. (“Renewable”), White Construction, Inc. (“White”), White Electrical Constructors, Inc. (“WECI”), and IEA Equipment Management, Inc. (“IEM”), and White’s wholly-owned subsidiary H.B. White Canada Corp. (“H.B. White”). The capital structure of IEA Services consists of one class of common units fully owned by IEA Parent.

On May 24, 2017, IEA Services and IEA Parent entered into a Contribution Agreement in which IEA Parent contributed 100% of the issued and outstanding capital stock of IMS to IEA Services. As a result of which IMS became wholly-owned subsidiary of IEA Services. The contribution is considered a business combination of companies under common control. Furthermore, the Company is presenting its financial statements as though the assets and liabilities had been transferred at the beginning of the earliest period presented. All inter-company transactions and balances have been eliminated in consolidation. The Company has no involvement with variable interest entities.

Basis of Accounting and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The preparation of the consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Key estimates include: the recognition of revenue and project profit or loss (which the Company defines as project revenue less project costs of revenue), in particular, on construction contracts accounted for under the percentage-of-completion method, for which the recorded amounts require estimates of costs to complete projects, ultimate project profit and the amount of probable contract price adjustments as inputs; allowances for doubtful accounts; estimated fair values of intangible assets; accrued self-

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

insured claims; share-based compensation; other reserves and accruals; accounting for income taxes; and the estimated impact of contingencies and ongoing litigation. While management believes that such estimates are reasonable when considered in conjunction with the Company’s consolidated financial position and results of operations taken, actual results could differ materially from those estimates.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. Operations outside the United States are generally measured using the local currency as the functional currency. H.B. White’s functional currency is the Canadian dollar and the financial statements have been translated from the Canadian dollar to U.S. dollars based on the current translation rates in effect during the period or at end-of-period exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Resulting cumulative translation adjustments (“CTA”) were recorded as a component of member’s equity (deficit) in the Consolidated Balance Sheet in accumulated other comprehensive income (loss). Upon the abandonment of the Canadian solar operations of H.B. White, in July 2016, the CTA is included within other income in order to determine the total gain or loss from discontinued operations. Any CTA for future periods will be included as a component of other income from continuing operations.

Cash and Cash Equivalents

The Company considers all unrestricted, highly liquid investments with maturity of three months or less when purchased to be cash and cash equivalents. The Company maintains cash balances, which, at times, may exceed the amounts insured by the Federal Deposit Insurance Corporation.

Accounts Receivable and Allowance for Doubtful Accounts

The Company does not accrue interest to its customers and carries its customer receivables at their face amounts, less an allowance for doubtful accounts. Accounts receivable include amounts billed to customers under the terms and provisions of the contracts. Most billings are determined based on contractual terms. Included in accounts receivable are balances billed to customers pursuant to retainage provisions in certain contracts that are due upon completion of the contract and acceptance by the customer, or earlier as provided by the contract. As is common practice in the industry, the Company classifies all accounts receivable, including retainage, as current assets. The contracting cycle for certain long-term contracts may extend beyond one year, and accordingly, collection of retainage on those contracts may extend beyond one year. Accounts receivable include amounts billed to customers under retention provisions in construction contracts. Such provisions are standard in the Company’s industry and usually allow for a small portion of progress billings or the contract price, typically 10%, to be withheld by the customer until after the Company has completed work on the project. Based on the Company’s experience with similar contracts in recent years, billings for such retention balances at each balance sheet date are finalized and collected after project completion. Generally, unbilled amounts will be billed and collected within one year. The Company determined that there are no material amounts due past one year and no material amounts billed but not collected within one year.

The Company grants trade credit, on a non-collateralized basis, to its customers and is subject to potential credit risk related to changes in business and overall economic activity. The Company analyzes specific accounts receivable balances, historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In the event that a customer balance is deemed to be uncollectible, the account balance is written-off against the allowance for doubtful accounts.

Revenue Recognition

Revenue under construction contracts are accounted for under the percentage-of-completion method of accounting and time and materials basis. Under the percentage-of-completion method, the Company estimates profit as the difference between total estimated revenue and total estimated cost of a contract and recognizes that profit over the contract term based on costs incurred. Contract costs include all direct materials, labor and subcontracted costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, depreciation and the operational costs of capital equipment.

The estimation process for revenue recognized under the percentage-of-completion method is based on the professional knowledge and experience of the Company’s project managers, engineers and financial professionals.

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Management reviews estimates of contract revenue and costs on an ongoing basis. Changes in job performance, job conditions and management’s assessment of expected contract settlements are factors that influence estimates of total contract value and total costs to complete those contracts and, therefore, the Company’s profit recognition. Changes in these factors may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined, which could materially affect the Company’s results of operations in the period in which such changes are recognized.

Revenue derived from projects billed on a fixed-price basis totaled 97.8%, 90.4% and 97.6% of consolidated revenue from continuing operations for the years ended December 31, 2017, 2016 and 2015, respectively; and 99.9% and 96.0% of consolidated revenue from discontinued operations for the year ended December 31, 2016 and 2015, respectively. Revenue and related costs for construction contracts billed on a time and materials basis are recognized as the services are rendered. Revenue derived from projects billed on a time and materials basis totaled 2.2%, 9.6% and 2.4% of consolidated revenue from continuing operations for the years ended December 31, 2017, 2016 and 2015 respectively; and 0.1% and 4.0% of consolidated revenue from discontinued operations for the year ended December 31, 2016 and 2015, respectively.

Provisions for losses on uncompleted contracts are made in the period in which such losses are determined to be probable and the amount can be reasonably estimated. The Company may incur costs subject to change orders, whether approved or unapproved by the customer, and/or claims related to certain contracts. Management determines the probability that such costs will be recovered based upon engineering studies and legal opinions, past practices with the customer, specific discussions, correspondence or preliminary negotiations with the customer. The Company treats such costs as a cost of contract performance in the period incurred if it is not probable that the costs will be recovered and/or recognizes revenue up to the amount of the related cost if it is probable that the contract price will be adjusted and can be reliably estimated.

As of December 31, 2017, 2016 and 2015, the Company had revenue related to unapproved change orders totaled approximately $33,479, $17,813 and $9,734 respectively. The Company actively engages in substantive meetings with its customers to complete the final approval process, and generally expects these processes to be completed within one year. The amounts ultimately realized upon final acceptance by its customers could be higher or lower than such estimated amounts.

Changes in job performance, job conditions, estimated profitability, and final contract settlements that result in revisions to costs and income are recognized in the accounting period when these matters are known. Claims for additional contract revenue are recognized when realization of the claim is assured, and the amount can reasonably be determined. When realization is probable, but the amount cannot be reasonably determined, revenue is recognized to the extent of cost incurred.

Classification of Construction Contract-Related Assets and Liabilities

Contract costs include all direct subcontract, material, and labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, insurance, repairs, maintenance, communications, and use of Company-owned equipment. Contract revenues are earned and matched with related costs as incurred.

Costs and estimated earnings in excess of billings on uncompleted contracts are presented as a current asset in the accompanying consolidated balance sheets, and billings in excess of costs and estimated earnings on uncompleted contracts are presented as a current liability in the accompanying consolidated balance sheets. The Company’s contracts vary in duration, with the duration of some larger contracts exceeding one year. Consistent with industry practices, the Company includes the amounts realizable and payable under contracts, which may extend beyond one year, in current assets and current liabilities. These balances are generally settled within one year.

Self-Insurance

The Company is self-insured up to the amount of its deductible for its medical and workers’ compensation insurance policies. For the years ended December 31, 2017, 2016 and 2015, the Company maintains insurance policies subject to per claim deductibles of $500, $500 and $500, respectively, for its workers’ compensation policy. Liabilities under these insurance programs are accrued based upon management’s estimates of the ultimate liability for claims reported and an estimate of claims incurred but not reported with assistance from third-party actuaries.  The Company’s liability for employee group medical claims is based on analysis of historical claims experience and

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

specific knowledge of actual losses that have occurred. The Company is also required to post letters of credit and provide cash collateral to certain of its insurance carriers and to obtain surety bonds in certain states. Cash collateral deposited with insurance carriers is included in accounts payable and accrued liabilities in the Consolidated Balance Sheets.

The Company’s self-insurance liability is reflected in the Consolidated Balance Sheets within accounts payable and accrued liabilities. The determination of such claims and expenses and the appropriateness of the related liability is reviewed and updated quarterly, however, these insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of the Company’s liability in proportion to other parties and the number of incidents not reported. Accruals are based upon known facts and historical trends. Although management believes its accruals are adequate, a change in experience or actuarial assumptions could materially affect the Company’s results of operations in a particular period.

Company-Owned Life Insurance

The Company has life insurance policies on certain key executives. Company-owned life insurance is recorded at its cash surrender value or the amount that can be realized.

Leases

The Company leases certain real estate, construction equipment and office equipment. The terms and conditions of leases (such as renewal or purchase options and escalation clauses), if material, are reviewed at inception to determine the classification (operating or capital) of the lease. Nonperformance-related default covenants, cross-default provisions, subjective default provisions and material adverse change clauses contained in material lease agreements, if any, are also evaluated to determine whether those clauses affect lease classification in accordance with Accounting Standards Codification (“ASC”) Topic 840-10-25.

Long-Lived Assets

The Company’s long-lived assets consist primarily of property, plant and equipment and finite-lived intangible assets. Property and equipment are recorded at cost, or if acquired in a business combination, at the acquisition date fair value. Depreciation and amortization of long-lived assets is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated over the shorter of the term of the lease or the estimated useful lives of the improvements. Property and equipment under capital leases are depreciated over their estimated useful lives. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized and depreciated over the remaining useful lives of the assets. The carrying amounts of assets sold or retired and the related accumulated depreciation are eliminated in the year of disposal, with resulting gains or losses included in other income or expense. When the Company identifies assets to be sold, those assets are valued based on their estimated fair value less costs to sell, classified as held-for-sale and depreciation is no longer recorded. Estimated losses on disposal are included within other expense. Acquired intangible assets that have finite lives are amortized over their useful lives, which are generally based on contractual or legal rights. Finite-lived intangible assets are amortized in a manner consistent with the pattern in which the related benefits are expected to be consumed.

The assets’ estimated lives used in computing depreciation for property, plant and equipment are as follows:

Buildings and leasehold improvements	2 to 39 years
Construction equipment	3 to 15 years
Furniture, fixtures and equipment	3 to 7 years
Vehicles	3 to 5 years

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared with the asset’s carrying amount to determine if there has been an impairment, which is calculated as the difference between the fair value of an asset and its carrying value. Estimates of future undiscounted cash flows are based on expected growth rates for the business, anticipated future economic conditions and estimates of residual values. Fair values take into consideration management’s estimates of risk-adjusted discount rates, which are believed to be consistent with assumptions that marketplace participants would use

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

in their estimates of fair value. As of December 31, 2017, 2016 and 2015, management believes that no impairment existed.

Goodwill

Goodwill represents the excess purchase price paid over the fair value of acquired intangible and tangible assets. The Company applies the provisions of ASC Topic 350, Intangibles - Goodwill and Other (ASC 350). Accordingly, goodwill is not amortized but rather is assessed at least annually for impairment and tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. The Company may assess its goodwill for impairment initially using a qualitative approach (“step zero”) to determine whether conditions exist to indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. If management concludes, based on its assessment of relevant events, facts and circumstances, that it is more likely than not that a reporting unit’s carrying value is greater than its fair value, then a quantitative analysis will be performed to determine if there is any impairment. The Company may also elect to initially perform a quantitative analysis instead of starting with step zero. The quantitative assessment for goodwill is a two-step process. “Step one” requires comparing the carrying value of a reporting unit, including goodwill, to its fair value using the income approach. The income approach uses a discounted cash flow model, which involves significant estimates and assumptions, including preparation of revenue and profitability growth forecasts, selection of a discount rate, and selection of a terminal year multiple. If the fair value of the respective reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is to measure the amount of impairment loss, if any. “Step two” compares the implied fair value of goodwill to the carrying amount of goodwill. The implied fair value of goodwill is determined by a hypothetical purchase price allocation using the reporting unit’s fair value as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment charge is recorded to write down goodwill to its implied fair value and is recorded as a selling, general and administrative expense within the Company’s Consolidated Statements of Operations.  As of December 31, 2017, 2016 and 2015 management performed a qualitative assessment for its goodwill and indefinite-lived intangible assets by examining relevant events and circumstances that could have an effect on their fair values, such as: macroeconomic conditions, industry and market conditions, entity-specific events, financial performance and other relevant factors or events that could affect earnings and cash flows.  Based on evaluation of qualitative assessment there was no change in goodwill during the years ended December 31, 2017, 2016 and 2015.

Equity Appreciation Plan

IEA Parent has an equity appreciation plan which grants profit units of IEA Parent to certain key employees and members of the board of directors of the Company (the “Board”) for their services on the Board. The Company recognizes compensation expense for its profit units in accordance with the provisions of ASC 718, Stock Compensation, which requires the recognition of expense related to the fair value of the profit units in the Company’s Consolidated Statements of Operations.

The Company estimates the grant date fair value of each profit unit at issuance. For profit units subject to service based-vesting conditions, the Company recognizes compensation expense equal to the grant date fair value on a straight-line basis over the requisite service period, which is generally the vesting term. Forfeitures are accounted for when incurred. For profit units subject to both performance and service-based vesting conditions, the Company recognizes stock-based compensation expense using the straight-line recognition method when it is probable that the performance condition will be achieved.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Where applicable, the Company records a valuation allowance to reduce any deferred tax assets that it determines will not be realizable in the future.

Pursuant to ASC 740-10-45-15, management considered the implications of the rate change, 100% immediate expensing, toll charge, Alternative Minimum Tax “AMT” credit change, and state impacts on the provision

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

for income taxes calculated for the year ended December 31, 2017. The effects of these changes in tax law is $316, which the Company recognized and reflected in the provision for income taxes for the year ended December 31, 2017. Other provisions within the Tax Cuts and Jobs Act of 2017 were deemed to apply prospectively and do not impact the provision for income taxes for the year ended December 31, 2017.

The Company is a limited liability company but elected to be taxed as a corporation and is subject to United States federal income tax, various state income taxes, Canadian federal taxes, and provincial taxes. The Company recognizes the benefit of an uncertain tax position that it has taken or expects to take on income tax returns it files if such tax position is more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. These tax benefits are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

Litigation and Contingencies

Accruals for litigation and contingencies are reflected in the consolidated financial statements based on management’s assessment, including advice of legal counsel, of the expected outcome of litigation or other dispute resolution proceedings and/or the expected resolution of contingencies. Liabilities for estimated losses are accrued if the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated. Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount is reasonably estimable. Accruals are based only on information available at the time of the assessment due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Company’s results of operations in a given period.

Fair Value of Financial Instruments

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability, and are to be developed based on the best information available in the circumstances.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, deferred compensation plan assets and liabilities, accounts payable and other current liabilities, certain intangible assets and liabilities, and debt obligations.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair values of financial instruments are estimated using public market prices, quotes from financial institutions and other available information. Due to their short-term maturity, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities approximate their fair values. Management believes that as of December 31, 2017 and 2016, carrying values of deferred compensation plan liabilities of $5,030 and $4,086, respectively, approximate their fair values. Additionally, management believes that the outstanding balance on the line of credit as of December 31, 2017 of $33,674 approximates its fair value.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision makers are the chief executive officer and chief financial officer. The Company’s operations are reported as a single segment in accordance with GAAP, as they are similar in nature in regard to services, types of customer, and regulatory environment.

Discontinued Operations

The Company accounts for business dispositions, businesses held for sale and abandonments in accordance with ASC 205-20, Discontinued Operations (“ASC 205-20”). ASC 205-20 requires the results of operations of business dispositions to be segregated from continuing operations and reflected as discontinued operations in current and prior periods. See Note 17, Discontinued Operations for further information.

Interest Allocation

Interest expense that is specifically identifiable to debt related to supporting Canadian operations qualifies as discontinued operations, and is allocated to interest expense from discontinued operations in our consolidated financial statements. The Canadian solar operations of H.B. White were abandoned in 2016 (see Note 17, Discontinued Operations for further information). The amount of debt related to supporting Canadian operations is identified by determining the sum of (1) the lump sum cash transfers from the parent entity to H.B. White to fund working capital; and, (2) the Canadian expenses covered by the parent entity. The sum of these compared to the total amount of debt outstanding at the time is used to determine the percentage of total interest expense allocable to Canadian operations.

Restructuring Expense

In connection with the abandonment of the Canadian solar operations of H.B. White, the Company incurred restructuring costs, which were recorded as restructuring expenses in the accompanying Consolidated Statement of Operations and Comprehensive Loss.  The costs related to the restructuring expenses represent severance expenses for employees who were terminated as a result of the abandonment of the Canadian solar operations of H.B. White.

New Accounting Pronouncements

The effective dates shown in the following pronouncements are private company effective dates, based on the Company’s current status as a private company.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. To simplify presentation in the balance sheet, the new guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent. As a result, each jurisdiction within the reporting group will now only have one net noncurrent deferred tax asset or liability. The guidance does not change the existing requirement that only permits offsetting within a jurisdiction, and companies are still prohibited from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. The guidance may be applied either prospectively or retrospectively by reclassifying the comparative balance sheets. For entities, other than public business entities, the amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018, with early adoption permitted. This ASU, which the Company adopted prospectively as of January 1, 2017, did not have a material effect on the Company’s consolidated financial statements.

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year and is now effective for annual reporting periods beginning after December 15, 2018. Early application is permitted only as of annual reporting periods beginning after December 15, 2016 including interim reporting periods within that period. The Company is currently evaluating the impact of the new accounting standard and its impact on the consolidated financial statements.

From March 2016 through December 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting, ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606):Narrow-Scope Improvements and Practical Expedients, ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers and ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments. These amendments are intended to improve and clarify the implementation guidance of Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements of ASU No. 2014-09 and ASU No. 2015-14.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which is effective for annual reporting periods beginning after December 15, 2019. Under ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and 2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The guidance is effective for the annual period beginning after December 15, 2019. The Company is currently evaluating the impact of the new accounting standard and its impact on the consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification of related amounts within the statement of cash flows. The amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any interim or annual period. The Company is currently evaluating the impact of the new accounting standard and its impact on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other, Simplifying the Accounting for Goodwill Impairment. ASU 2017-04 removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. This new guidance will be applied prospectively, and is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for any impairment tests performed after January 1, 2017. The Company is currently evaluating the impact of the new accounting standard and its impact on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 eliminates the diversity in practice related to the classification of certain cash receipts and payments for debt prepayment or extinguishment costs, the maturing of a zero-coupon bond, the settlement of contingent liabilities arising from a business combination, proceeds from insurance settlements, distributions from certain equity method investees and beneficial interests obtained in a financial asset securitization. ASU 2016-15 designates the appropriate cash flow classification, including requirements to allocate certain components of these cash receipts and payments among operating, investing and financing

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

activities. The guidance is effective for the Company beginning after December 15, 2017, although early adoption is permitted. The Company is currently evaluating the impact of the new accounting standard and its impact on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business, which amends the current definition of a business. Under ASU 2017-01, to be considered a business, an acquisition would have to include an input and a substantive process that together significantly contributes to the ability to create outputs. ASU 2017-01 further states that when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. The new guidance also narrows the definition of the term “outputs” to be consistent with how it is described in Topic 606, Revenue from Contracts with Customers. The changes to the definition of a business will likely result in more acquisitions being accounted for as asset acquisitions. The guidance is effective for the annual period beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of the new accounting standard and its impact on the consolidated financial statements.

Management has evaluated other recently issued accounting pronouncements and does not believe that they will have a significant impact on the combined financial statements and related disclosures.

Note 3. Accounts Receivable, net of allowance

The following table provides details of accounts receivable, net of allowance, as of the dates indicated (in thousands):

	December 31,
	2017	2016
Contract receivables	$44,696	$41,575
Contract retainage	16,501	28,537
Accounts receivable, gross	61,197	70,112
Less: allowance for doubtful accounts	(216)	(135)
Accounts receivable, net	$60,981	$69,977

Activity in the allowance for doubtful accounts for the periods indicated is as follows (in thousands):

	Years ended December 31,
	2017	2016	2015
Allowance for doubtful accounts at beginning of year	$135	$12,077	$11,812
Less: (reduction in) provision for allowances	81	(10,534)	265
Less: write-offs, net of recoveries	—	(1,408)	—
Allowance for doubtful accounts at end of year	$216	$135	$12,077

See Note 11 for a description of the change in the provision for allowances for the year ended December 31, 2016.

Note 4. Contracts in Progress

Contracts in progress were as follows (in thousands):

	December 31,
	2017	2016
Costs on contracts in progress	$861,050	$940,359
Estimated earnings on contracts in progress	131,997	107,144
	993,047	1,047,503
Less: billings on contracts in progress	(981,832)	(1,061,541)
	$11,215	$(14,038)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The above amounts have been included in the accompanying Consolidated Balance Sheets under the following captions (in thousands):

	December 31,
	2017	2016
Costs and estimated earnings in excess of billings on uncompleted contracts	$18,613	$14,143
Billings in excess of costs and earnings on uncompleted contracts	(7,398)	(28,181)
	$11,215	$(14,038)

The Company has asserted claims and may have unapproved change orders on certain construction projects. These occur typically as a result of scope changes and project delays. Management evaluates these items and estimates the recoverable amounts if this occurs. If significant, these recoverability estimates are evaluated to determine the net realizable value. If additional amounts are recovered, additional contract revenue would be recognized. The current estimated net realizable value on such items as recorded in costs and estimated earnings in excess of billings on uncompleted contracts in the consolidated balance sheets is listed below at December 31 (in thousands):

	December 31,
	2017	2016	2015
Gross amount of unresolved change orders and claims	$33,479	$17,813	$9,734
Valuation allowance	—	—	—
Net amount of unresolved change orders and claims	$33,479	$17,813	$9,734

The Company anticipates that the majority of such amounts will be earned as revenue within one year.

Note 5. Property, Plant and Equipment, net

Property, plant and equipment, net consisted of the following (in thousands):

	December 31,
	2017	2016
Land	$—	$250
Buildings and leasehold improvements	416	7,177
Construction equipment	46,404	28,863
Office equipment, furniture and fixtures	1,451	1,451
Vehicles	404	283
	48,675	38,024
Accumulated depreciation	(17,770)	(17,484)
Property, plant and equipment, net	$30,905	$20,540

Depreciation expense of property, plant and equipment for the years ended December 31, 2017, 2016 and 2015 was $4,998, $3,323 and $3,671; of which $0, $10 and $345, respectively, are a component of discontinued operations. In October 2017, the Company distributed its land and building to the Parent at its total net book value at the date of distribution of $4,734, through an equity distribution. At the date of distribution, the land and building had historical cost values of $250 and $7,024, respectively, and the building had accumulated depreciation of $2,540.  See further discussion in Note 11.

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Goodwill and Intangible Assets

Changes in goodwill during the years ended December 31, 2017 and 2016 were as follows (in thousands):

Goodwill
January 1, 2016	$3,020
Acquisitions and other adjustments	—
December 31, 2016	3,020
Acquisitions and other adjustments	—
December 31, 2017	$3,020

Intangible assets consisted of the following at December 31 (in thousands):

	2017			2016			Remaining Weighted Average
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Amortization Period in Years
Intangible assets
Customer relationship	$1,220	$(1,220)	$—	$1,220	$(1,220)	$—
Trade-name	820	(751)	69	820	(631)	189	0.58
Non-compete	90	(90)	—	90	(90)	—
	$2,130	$(2,061)	$69	$2,130	$(1,941)	$189

Amortization expense associated with intangible assets for the years ended December 31, 2017, 2016 and 2015 totaled $120, $120 and $120. Intangible asset amortization expense for the years subsequent to December 31, 2017 is expected to be approximately $69 in 2018.

Note 7. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following (in thousands):

	December 31,
	2017	2016
Accounts payable – trade	$23,880	$52,199
Accrued project costs	27,097	24,300
Accrued compensation and related expenses	8,855	13,349
Other accrued expenses	10,198	7,396
	$70,030	$97,244

Note 8. Debt

Line of Credit Agreement

IEA Parent and the Company, collectively, are co-borrowers on a credit agreement with a bank, which includes an aggregate limit of borrowings on the line of credit plus aggregate undrawn amounts of all issued and outstanding letters of credit issued. The Line of Credit Agreement was amended in September 2015 with a maturity date of December 31, 2017. Beginning January 1, 2016, maximum availability on the line is reduced as follows:

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

$75,000 from January 1, 2016 through March 31, 2016, $65,000 from April 1, 2016 through December 31, 2016 and $55,000 from January 1, 2017 through December 31, 2017. On January 20, 2017, the credit agreement was amended to extend the maturity date to December 31, 2018 and allows for aggregate revolver borrowings up to $55,000 including letters of credit up to $15,000 through December 31, 2018.

The Company had outstanding borrowings of $33,674 and $0, and outstanding letters of credit of $5,934 and $3,056 as of December 31, 2017 and 2016, respectively. Interest on outstanding borrowings under the line of credit is based on the greater of LIBOR plus 2.5% or the prime rate. Interest was calculated at the prime rate at December 31, 2017 and 2016, and was 4.5% and 3.75% (as amended on January 20, 2017), respectively. Interest on the outstanding letters of credit is 2% per annum. The credit agreement also has an unused commitment fee of 0.35% per annum. Interest expense under this agreement for the years ended December 31, 2017, 2016 and 2015 totaled $548, $904 and $2,006, respectively.

The credit agreement is fully guaranteed by Oaktree Power Opportunities Fund III, LP. and Oaktree Power Opportunities Fund III (Parallel), LP, the two funds that have majority ownership in IEA Parent, and is collateralized by substantially all of the assets of the Company. The Company was in compliance with all required financial covenants as of December 31, 2017.

Subordinated Debt Second Lien Term Loan Agreement

During February 2015, IEA Parent and the Company collectively entered into a Second Lien Term Loan agreement (“Subordinated Debt”) with the two funds that have majority ownership in IEA Parent, Oaktree Power Opportunities Fund III, LP. and Oaktree Power Opportunities Fund III (Parallel), LP. that provides for the ability to borrow up to $50,000. The Subordinated Debt had an original maturity date of June 30, 2016, which was subsequently extended to February 12, 2020. Along with the extension, Oaktree was subsequently issued additional common units which effectively made it 99% owner of IEA Parent. The value of the additional common units was determined to be de minimis. The Subordinated Debt accrued interest at a fixed rate of 8% per annum.

On December 31, 2016, the outstanding principal and accrued interest of $23,287 of the Subordinated Debt was converted into 23,286,846.43 Preferred Units of IEA Parent. IEA Parent’s Preferred Units are non-voting and have the right to receive interest in an amount equal to the aggregate amount that would have been due under the Subordinated Debt Second Lien Term Loan Agreement if it had remained outstanding (including all interest accrued). Pursuant to the Subordinated Debt Contribution Agreement, IEA Parent contributed to IEA Services the existing debt interests as a contribution to capital. Accordingly, no amounts are currently outstanding, and the Subordinated Debt agreement was terminated on December 31, 2016.

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Concentrations

The Company had the following approximate revenue and accounts receivable concentrations, net of allowances, for the years ended and as of December 31, 2017, 2016 and 2015:

	2017		2016		2015
	Revenue %	Accounts Receivable %	Revenue %	Accounts Receivable %	Revenue %	Accounts Receivable %
Trishe Wind Ohio, LLC	*	17%	*	*	*	*
Thunder Ranch Wind Project, LLC	21%	15%	*	*	*	*
EDF Renewable Development, Inc.	14%	11%	11%	*	*	*
Bruenning’s Breeze Wind Farm, LLC	11%	*	*	*	*	*
Twin Forks Wind Farm, LLC	11%	*	*	*	*	*
Cimarron Bend Wind Project, LLC	*	*	17%	36%	*	*
Deerfield Wind Energy, LLC	*	*	*	12%	*	*
Osborn Wind Energy, LLC	*	*	11%	13%	*	*
Grant Plains Wind, LLC	*	*	*	*	12%	*
Canadian Solar Solutions, INC	*	*	*	*	43%	*
Cameron Wind, LLC	*	*	*	*	13%	*
Colbeck’s Corner, LLC	*	*	*	*	*	37%
Northland Power	*	*	*	*	*	54%

* Amount less than 10%

Note 10. Equity Appreciation Plan

Infrastructure and Energy Alternatives, LLC’s Profits Interest Unit Incentive Plan (the “Plan”) was created in 2011 and is designed to promote the long-term financial interests and growth by attracting and retaining officers, key employees, directors and other employees and consultants by aligning the participants interests by providing them with equity-based awards in the form of Profits Units (the “Units”). Profits Units means the Class A Profits Units, Class B Profits Units and any future class of profits units designated by the Board. The Profits Units issued are intended to benefit from appreciation in the fair value of the aggregate members’ equity in IEA Parent over and above such respective Baseline Value. Profits Units issued at the same Baseline Value shall be treat as one subclass of Profits Units. Profits Units shall not be entitled to vote on any matter.

The aggregate number of Profits Units that may be issued under the Plan shall not exceed 10% of the aggregate number of units and other equity interest of IEA Parent and the aggregate number of Class B Profits Units that may be issued under the Plan shall not exceed 80,723,420.95, which represents 25.5% of the outstanding Common Units and Class B Profit Units assuming issuance of the authorized Class B Profits Units in full. The issuance of Profits Units or the payment of cash in consideration of the cancellation or termination of a Profit Unit shall reduce the total number of Profit Units available under the Plan, as applicable. If the participant’s employment terminates for any reason, then the unvested percentage of profits units as of the termination date shall be canceled and immediately be forfeited to the Company for no consideration payable to the participant. In addition, if the participant’s employment terminated for cause, then the vested percentage of Profits Units as of the termination date shall be canceled and immediately be forfeited to the Company for no consideration payable to the participant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recognizes compensation cost in its Consolidated Statements of Operations for Units granted by IEA Parent to its officers, key employees, or directors under the Plan. As Infrastructure and Energy Alternatives, LLC is the Parent of the Company, and no substantive services are provided to IEA Parent by employees of the Company who received the Units, the Company accounts for these awards accordingly.

The Company expenses Profits Units compensation over the requisite service period based on the estimated grant-date fair value of the awards. Profits Units compensation expense is recognized as a component of selling, general, and administrative expense. Share based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

The table below summarizes the Time and Performance Profit Units activities for the years ended December 31, 2017, 2016 and 2015.

								Weighted
	Number of Units						Weighted	Average
					Performance		Average	Contractual
	Time Units				Units		Exercise	Term
	Class A	Class A-1	Class A-2	Class B	Class A	Total	Price	(months)
Outstanding as of January 1, 2015	848,787	75,149	100,298	—	71,675	1,095,909	$2.53	13.32
Granted	—	—	—	—	—	—
Forfeited/Cancelled	266,162	28,333	50,000	—	50,299	394,794
Exercised	—	—	—	—	—	—
Outstanding as of December 31, 2015	582,625	46,816	50,298	—	21,376	701,115	$2,32	9.56
Granted	109,967	—	—	84,463,293	—	84,573,260	$0.00
Forfeited/Cancelled	12,574	—	—	—	21,376	33,950
Exercised	—	—	—	—	—	—
Outstanding as of December 31, 2016	680,018	46,816	50,298	84,463,293	—	85,240,425	$0.02	35.68
Granted	—	—	—	—	—	—
Forfeited/Cancelled	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Outstanding as of December 31, 2017	680,018	46,816	50,298	84,463,293	—	85,240,425	$0.02	23.78
Vested Profit Units at December 31, 2016	680,018	46,292	37,724	36,952,691	—	37,716,725	$0.04	35.29
Vested Profit Units at December 31, 2017	680,018	46,816	50,298	52,789,558	—	53,566,690	$0.04	23.65

As of December 31, 2017, 2016 and 2015, the Company had unrecognized compensation expense of $41, $94 and $110, respectively.

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Commitments and Contingencies

Operating Leases

The Company leases real estate, vehicles, office equipment, and certain construction equipment from unrelated parties under non-cancelable leases. Additionally, in October 2017, the Company signed a lease with a subsidiary of its IEA Parent to lease an office building and land.  Lease terms range from month-to-month to terms expiring through 2038. The table below shows the future minimum lease commitments under non-cancelable operating leases (in thousands):

Years ending December 31,	Operating Leases
2018	$1,683
2019	1,244
2020	866
2021	832
2022 and thereafter	11,652
$16,277

Rent expense relating to these agreements totaled approximately $1,568, $1,234 and $885 for the years ended December 31, 2017, 2016 and 2015, respectively.

Capital Leases

The Company signed various capital leases in 2016 and 2017 for equipment. The Company has obligations, exclusive of associated interest, under various capital leases for equipment totaling $20,590 and $5,330 at December 31, 2017 and 2016, respectively. Gross property under this capitalized lease agreement at December 31, 2017 and 2016 totaled $27,005 and $7,501, respectively, less accumulated depreciation of $2,817 and $248, respectively, for net balances of $24,188 and $7,253, respectively. Amortization of assets held under the capital lease is included in cost of revenue on the Consolidated Statements of Operations.

The future minimum payments of capital lease obligations are as follows (in thousands):

Years ending December 31,	Capital Leases
2018	$6,874
2019	6,874
2020	7,116
2021	2,825
23,689
Less: Amount representing interest	3,099
Present value of minimum lease payments	20,590
Less: Current portion	4,691
Capital lease obligation, long term	$15,899

Legal Proceedings

NPI Litigation/CCAA Resolution

H.B. White had three contracts for construction of alternative energy projects with Northland Power, Inc. and certain affiliates (“NPI”). H.B. White and NPI had ongoing disputes on one project and, in December 2014, NPI provided notice that it had terminated the contract. The Company recorded a provision for bad debt of CAD $12,153. H.B. White disputed this termination. On July 6, 2016, H.B. White entered into agreement with NPI to settle all disputes and claims between H.B. White and NPI. In conjunction with the settlement, on July 7, 2016, H.B. White obtained court protection under the Companies’ Creditors Arrangement Act (the “CCAA”), which was approved by

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

court order on November 22, 2016. On February 22, 2017, the CCAA plan and process was successfully completed and all of the claims filed in relation to the dispute and related liens on the projects were released. The matter is now resolved, and the total effect of the settlement resulted in a net gain to the Company of CAD $4,564 recognized in November 2016.

Pursuant to the CCAA, IEA or White shall pay NPI, or its designee cash in the aggregate amount of CAD $1,500 provided that the closing date of a material transaction is on or before December 31, 2017. If the closing date occurs after December 31, 2017 but on or before December 31, 2018, IEA or White shall pay to NPI CAD $1,000. A material transaction is defined as a change in control or a public offering of equity securities.

Sterret Crane v. White, and Zurich Insurance v. White

White is a defendant in a lawsuit filed in January 2016 by Sterret Crane for an incident that occurred in 2014 during construction of a wind farm. On October 26, 2017, a trial of the liability suit concluded, resulting in a judgment against White in the sum of $609. The Company had $609 and $500 accrued on the balance sheet as of December 31, 2017 and 2016, respectively. Subsequently, Sterret filed a motion for an award of actual damages of $659 for pre-judgement interest and legal fees. White has made demand to Zurich, White’s insurer, for payment of the judgment amount; however, Zurich has not yet agreed to pay. It does not appear probable that White can successfully appeal the judgment or recover from Zurich for the judgment amount; however, White has filed an appeal of the verdict. A mediation occurred on January 11, 2018 and February 2, 2018 to discuss potential settlement of the liability claim without further appeal or litigation, but was unsuccessful. Mediation between the Companies is ongoing.

In addition to the foregoing, in the ordinary course of business, the Company is involved in ordinary, routine legal proceedings. The Company believes the ultimate resolution of such matters will not have a material adverse effect on the results of operations, cash flows or the financial position of the Company.

Deferred Compensation

The Company has two deferred compensation plans. The first plan is a supplemental executive retirement plan established in 1993 that covers four specific employees or former employees, whose deferred compensation was determined by the number of service years. Payment of the benefits is to be made for 20 years after employment ends. The two former employees are currently receiving benefits, two participants are still employees of the company. The present value of the liability is estimated using the early retirement method. Of the two current employees, one has reached the full benefit level, the other will reach full benefit in 2018. Annual payments under this plan for 2018 will be $93. Maximum aggregate payments per year if all participants were retired would be $255. As of December 31, 2017, and 2016, the Company has a long-term liability of $3,356 and $3,124, respectively, for the supplemental executive retirement plan related to four specific employees or former employees.

The Company offers a non-qualified deferred compensation plan which is made up of an executive excess plan and an incentive bonus plan. This plan was designed and implemented to enhance employee savings and retirement accumulation on a tax-advantaged basis, beyond the limits of traditional qualified retirement plans. This plan allows employees to: (1) defer annual compensation from multiple sources; (2) create wealth through tax-deferred investments; (3) save and invest on a pretax basis to meet accumulation and retirement planning needs; (4) utilize a diverse choice of investment options to maximize returns. The Executive Excess Plan is for employees in the salary grade 15 or higher and awards typically vest over 3 years but can vary. Awards are expensed as vested. The Incentive Bonus Plan includes Project Management Incentive Payments (“PMIP”) and incentive payments for those in salary grade 14 or lower. Some employees can be in both of these plans. PMIP payments are expensed when awarded as they were earned through the course of the performance of the project they are related to. Other payments are expensed when vested as they are considered to be earned by retention. Unrecognized compensation expense for the non-qualified deferred compensation plan at December 31, 2017, 2016 and 2015, is $1,348, $184 and $264, respectively. As of December 31, 2017, and 2016, the Company has a long-term liability of $1,674 and $962, respectively, for deferred compensation to certain current and former employees.

Letters of Credit

In the ordinary course of business, the Company is required to post letters of credit in support of performance under certain contracts. Such letters of credit are generally issued by a bank or similar financial institution. The letter of credit commits the issuer to pay specified amounts to the holder of the letter of credit under certain conditions. If

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

this were to occur, the Company would be required to reimburse the issuer of the letter of credit, which, depending upon the circumstances, could result in a charge to earnings. As of December 31, 2017, and 2016, the Company is contingently liable under letters of credit issued under the Company Line of Credit Agreement in the amount of $5,934 and $3,056, respectively, related to projects.

Note 12. Income Taxes

The Company is a limited liability company but elected to be taxed as a corporation and is subject to United States federal income tax, various state income taxes, Canadian federal taxes, and provincial taxes. The Company files a consolidated tax return that includes Renewable, White, IEM, WECI and H.B. White. IMS is a wholly-owned subsidiary of IEA Parent, for tax purposes as of December 31, 2016, and is taxed as a separate corporation and subject to United States federal and state income taxes.  On May 24, 2017, IMS was contributed into the Company consolidated group and as of December 31, 2017 is included in the consolidated tax return filed by the Company.

H.B. White is a wholly owned subsidiary of White and is considered a Foreign-Branch Operation under the U.S. federal income tax system. H.B. White’s income and losses are taxable in Canada and in the Unites States based on U.S. federal income tax law. Under U.S. federal tax law, Canadian taxes imposed on the branch are considered foreign taxes of the Company, which may be deducted as a business expense or may be claimed as direct, creditable foreign taxes of a U.S. corporation. As such, there are no unremitted foreign earnings in the group.

The income before income taxes and the related tax provision benefit are as follows (in thousands):

	Years ended December 31,
	2017	2016	2015

Income before income taxes
U.S. operations	$29,313	$54,238	$(8,590)
Non-U.S. operations	1,075	—	—
Total income before income taxes	30,388	54,238	(8,590)

Current provision (benefit)
Federal	313	1,168	(75)
State	2,099	3,307	26
Total current tax provision (benefit)	2,412	4,475	(49)

Deferred provision (benefit)
Federal	11,638	(12,776)	145
State	(186)	(1,912)	10
Total deferred tax provision (benefit)	11,452	(14,688)	155

Total (benefit) provision for income taxes	$13,863	$(10,213)	$106

As disclosed in Note 17, the income tax benefit included in discontinued operations for the years ended December 31, 2017, 2016 and 2015 is $0, $1,219 and $0, respectively. A substantial portion of the deferred benefit at December 31, 2016 was a result of the release of the valuation allowance during 2016 offset by the utilization of $44,144 of Federal NOL’s during the period ended December 31, 2016.

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate from Continuing Operations is as follows:

	December 31, 2017	December 31, 2016	December 31, 2015
Federal statutory tax rate	34.00%	34.00%	34.00%
State and local income taxes, net of federal benefit	3.88%	3.35%	3.12%
Permanent items	3.81%	-0.10%	-1.46%
Change in valuation allowance	-0.08%	-57.52%	-37.82%
Rate change	1.05%	0.00%	0.00%
Other	2.96%	1.44%	0.93%
Effective tax rate	45.62%	-18.83%	-1.23%

Significant differences between the years ended December 31, 2017 and 2016 related to state taxes and absence of the benefit received in 2016 related to the release of the valuation allowance.

Deferred taxes reflect the tax effects of the differences between the amounts recorded as assets and liabilities for financial statement purposes and the comparable amounts recorded for income tax purposes. Significant components of the deferred tax assets (liabilities) at December 31, 2017 and 2016, respectively, are as follows (in thousands):

	December 31,
	2017	2016
Deferred tax assets:
Allowance for doubtful accounts	$31	$13
Accrued liabilities and deferred compensation	1,600	5,329
Alternative minimum tax credit carry forwards	1,043	1,575
Foreign exchange differences	—	262
Net operating loss carry forwards	2,532	8,633
Goodwill	1,239	383
Other reserves and accruals	—	225
Less: valuation allowance	(4)	(27)
Total deferred tax assets	6,441	16,393

Deferred tax liabilities:
Property, plant and equipment	(2,977)	(1,422)
Equipment under capital leases	(346)	(333)
Intangibles	(17)	(68)
Other	(21)	(38)
Total deferred tax liabilities	(3,361)	(1,861)

Net deferred tax asset	$3,080	$14,532

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred income taxes are classified on the balance sheets as follows at December 31 (in thousands):

	December 31,
	2017	2016
Deferred tax assets – current	$—	$11,735
Deferred tax assets – noncurrent	3,080	2,797
Net deferred tax asset	$3,080	$14,532

The Company assesses the realizability of the deferred tax assets at each balance sheet date based on actual and forecasted operating results in order to determine the proper amount, if any, required for a valuation allowance. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. As of December 31, 2016, the Company released its valuation allowance against certain deferred tax assets within the consolidated group. As explained in the analysis below, it is management’s belief that it is more likely than not that the net deferred tax assets related to the Company will be utilized prior to expiration. The valuation allowance that remains as of December 31, 2017 relates to the White Florida state net operating loss.

The change in the valuation allowance was driven by management’s assessment at the end of 2016 that there was sufficient positive evidence and tax-planning strategies to overcome the negative evidence of a three-year cumulative loss position and to provide a more-likely-than-not conclusion that the Company is able to realize its net deferred tax assets. As of the end of 2016, the Company had $23 million of net operating losses, which includes $8 million from IMS.  The losses at IMS are attributable to insufficient amounts of intercompany revenue recorded to cover the costs at IEAMS. As explained in the following analysis, the Company looked to the 2016 performance, the 2017 backlog, and considered tax-planning strategies specific to IEAMS to support the release of the valuation allowances at both entities.

•                  The losses during 2014 and 2015 in Canada were considered an aberration rather than a continuing condition. The 2014 and 2015 significant operating losses related to discontinued operations in Canada and were a result of three distinct and separable contracts under dispute. These contracts have now been terminated and the Canadian operations have been discontinued.

•                  In conjunction with the settlement of the disputed contracts noted above, IEA obtained court protection in Canada under the Companies’ Creditors Arrangement Act (the ‘‘CCAA’’), as approved by court order on November 22, 2016. On February 22, 2017, the CCAA plan and process was successfully completed, and all of the claims filed in relation to the dispute and related liens on the projects were released. This approved court order removed the risk of the creditors forcing the Company into bankruptcy, which provides additional positive evidence with respect to the Company’s ability to continue operations.

•                  The cumulative losses include discontinued operations, which relates to operations in Canada. The continuing U.S. operations, White and Renewable, have been profitable on a historical basis and were such that the Company could utilize the net operating loss carryforward in approximately two years (2017 and 2018), which is within the net operating loss carryforward period of twenty years.

•                  The Company built a backlog during 2016 that is expected to generate 2017 book income of $33 million, along with strong 2016 results. management believes that the aggregation of the above positive evidence outweighs the negative evidence to meet the ‘‘more-likely-than-not’’ threshold of realizability in relation to the deferred tax assets of IEA.

•                  The tax-planning strategy specific to IMS was to contribute IMS into the consolidated group of the Company and, if necessary, liquidate it into a profitable operating subsidiary within IES to utilize the $8 million net operating loss within the expiration period, which is achievable based on the analysis mentioned above.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2017, the Company is in a three-year cumulative income position and a valuation allowance assessment on the deferred taxes of the Company is not considered necessary. While IMS is in a three-year cumulative loss position as of December 31, 2017, management has employed the above strategy of contributing IMS into the consolidated group and is managing the intercompany revenue in order to utilize the IMS’s net operating losses. As such, it is management’s continued belief that it is more likely than not that the net deferred tax assets related to IMS will be utilized prior to expiration.

As of December 31, 2017, the Company has a federal net operating loss carryover of $5,455 and net operating loss carryovers in certain state tax jurisdictions of approximately $26,443, which will begin to expire in 2034 and 2024, respectively and may be applied against future taxable income. At December 31, 2017, the Company had total alternative minimum tax credit carryovers of approximately $1,043, which are refundable starting in 2018.

The Company files income tax returns in U.S. federal, state and certain international jurisdictions. For federal and certain state income tax purposes, the Company’s 2014 through 2016 tax years remain open for examination by the tax authorities under the normal statute of limitations. For certain international income tax purposes, the Company’s 2013 through 2016 tax years remain open for examination by the tax authorities under the normal statute of limitations.

The Company classifies interest expense and penalties related to unrecognized tax benefits as components of the tax provision for income taxes.  Interest and penalties recognized in the Consolidated Income Statement for the years ended December 31, 2017, 2016 and 2015 were $0, respectively. As of December 31, 2017, and December 31, 2016, the Company has recorded accrued interest and penalties of $0, respectively.

Note 13. Self-Insurance

The Company is insured for workers’ compensation and group health claims. As of December 31, 2017, and 2016, the gross amount accrued for medical insurance claims totaled $350 and $278, respectively. As of December 31, 2017, and 2016, the gross amount accrued for workers’ compensation claims totaled $1,672 and $387, respectively. For the year ended December 31, 2017, 2016 and 2015, health care expense totaled $1,133, $4,977 and $3,886 respectively, and workers compensation expenses totaled $3,395, $3,177 and $387, respectively.

Note 14. Employee Benefit Plans

The Company participates in numerous multi-employer pension plans (“MEPPs”) that provide retirement benefits to certain union employees in accordance with various collective bargaining agreements (“CBAs”). As of December 31, 2017, and December 31, 2016, 25% and 25%, respectively, of the Company’s employees are members of collective bargaining units. As one of many participating employers in these MEPPs, the Company is responsible, with the other participating employers, for any plan underfunding. Contributions to a particular MEPP are established by the applicable collective bargaining agreements; however, required contributions may increase based on the funded status of a MEPP and legal requirements of the Pension Protection Act of 2006, which requires substantially underfunded MEPPs to implement a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) to improve their funded status. Factors that could impact funded status of a MEPP include investment performance, changes in the participant demographics, decline in the number of contributing employers, changes in actuarial assumptions, and the utilization of extended amortization provisions. If a contributing employer stops contributing to a MEPP, the unfunded obligations of the MEPP may be borne by the remaining contributing employers. Assets contributed to an individual MEPP are pooled with contributions made by other contributing employers; the pooled assets will be used to provide benefits to the Company’s employees and the employees of the other contributing employers.

A FIP or RP requires a particular MEPP to adopt measures to correct its underfunding status. These measures may include, but are not limited to: (a) an increase in the contribution rate as a signatory to the applicable collective bargaining agreement, (b) a reallocation of the contributions already being made by participating employers for various benefits to individuals participating in the MEPP and/or (c) a reduction in the benefits to be paid to future and/or current retirees. In addition, the Pension Protection Act of 2006 requires that a 5% surcharge be levied on employer contributions for the first year commencing shortly after the date the employer receives notice that the MEPP is in critical status and a 10% surcharge on each succeeding year until a collective bargaining agreement is in place with terms and conditions consistent with the RP. The zone status included in the table below is based on information that that Company received from the plan and is certified by the plan’s actuary. Among other factors,

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

plans in the red zone are generally less than 65% funded, plans in the yellow zone are greater than 65% and less than 80% funded, and plans in the green zone are at least 80% funded.

The Company could also be obligated to make payments to MEPPs if the Company either ceases to have an obligation to contribute to the MEPP or significantly reduces its contributions to the MEPP because of a reduction in the number of employees who are covered by the relevant MEPP for various reasons. Due to uncertainty regarding future factors that could trigger withdrawal liability, as well as the absence of specific information regarding the MEPP’s current financial situation, the Company is unable to determine (a) the amount and timing of any future withdrawal liability, if any, and (b) whether participation in these MEPPs could have a material adverse impact on the Company’s financial condition, results of operations, or cash flow.

The nature and diversity of the Company’s business may result in volatility of the amount of contributions to a particular MEPP for any given period. That is because, in any given market, the Company could be working on a significant project and/or projects, which could result in an increase in its direct labor force and a corresponding increase in its contributions to the MEPP(s) dictated by the applicable collective bargaining agreement. When the particular project(s) finishes and is not replaced, the level of direct labor of contributions to a particular MEPP could also be affected by the terms of the collective bargaining agreement, which could require at a particular time, an increase in the contribution rate and/or surcharges.

The following tables list the MEPPs the Company considers individually significant in 2017 and 2016 (in thousands). The Company considers individually significant to be any plan over 5% of its total contributions to all MEPP plans for that year. For the years ended December 31, 2017 and 2016, they represent 54% and 65%, respectively and four of 52 and eight of 23, respectively, of total plan contributions. All of the amounts were less than 5% of the Total Plan contributions by employers. This information was obtained from the respective plans’ Form 5500 for the most current available filing. These dates may not correspond with the Company’s calendar year contributions. The above noted percentages of contributions are based upon disclosures contained in the plan’s Form 5500 filing (“Forms”). Those Forms, among other things, disclose the names of individual participating employers whose annual contributions account for more than 5% of the aggregate annual amount contributed by all participating employers for a plan year.

For the year ended December 31, 2017:

Plan	Federal ID#	2017	FIP/RP Status	2017 Contribution	Surcharge Imposed	Plan Year	Expiration of CBA
Central Pension Fund of the IUOE & Participating Employers	36-6052390	Green	No	$1,646	No	January 2017	April 2019, March 2018, May 2018
Central Laborers’ Pension Fund	37-6052379	Yellow	Implemented	839	No	December 2016	April 2018
Upstate New York Engineers Pension Fund	15-0614642	Red	Implemented	597	No	March 2017	June 2018
Iron Workers St. Louis District Council Pension Trust	43-6052659	Green	No	384	No	October 2016	April 2017
Other funds				2,946
				$6,412

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the year ended December 31, 2016:

Plan	Federal ID#	2016	FIP/RP Status	2016 Contribution	Surcharge Imposed	Plan Year	Expiration of CBA
Iron Workers Local Union No 25 Pension Plan	38-6056780	Red	Implemented	$989	No	April 2016	May 2019
Central Pension Fund of the IUOE & Participating Employers	36-6052390	Green	No	772	No	January 2016	March 2018
Central Pension Fund of the IUOE and Participating	36-6052390	Green	No	496	No	January 2016	March 2018
Operating Engineers’ local 324 Pension Fund	38-1900637	Yellow	Implemented	675	No	April 2016	May 2018
Mo-Kan Iron Workers Pension Fund	43-6130595	Green	No	619	No	January 2016	March 2017
Iron Workers Mid-America Pension Plan	36-6488227	Green	No	560	No	December 2015	May 2018
Midwest Operating Engineers Pension Trust Fund	36-6140097	Yellow	Implemented	482	No	March 2016	May 2018
Central Laborers’ Pension Fund	37-6052379	Red	Implemented	408	No	December 2015	April 2017, April 2018
Other funds				2,427
				$7,428

For the year ended December 31, 2015:

Plan	Federal ID#	2015	FIP/RP Status	2015 Contribution	Surcharge Imposed	Plan Year	Expiration of CBA
Central Pension Fund of the IUOE & Participating Employers	36-6052390	Green	No	406	No	January 2016	March 2015, March 2018
Indiana Laborers Pension Fund	35-6027150	Yellow	Implementation	220	No	May 2015	March 2017
Indiana Carpenters Pension Plan	35-6057648	Green	No	164	No	December 2015	March 2016, May 2017
Iron Workers Laborers Pension Plan of Cumberland MA	52-6067609	Red	RP	146	No	December 2014	April 2016
Central Laborers Pension Fund	37-6052379	Red	Implemented	126	No	December 2014	April 2015, April 2018, April 2017
Iron Workers 568 Retirement Plan	32-0124306	Green	No	104	No	December 2014	April 2016
Operating Engineers Local 37 Pension Plan	52-6128064	Red	RP	101	No	December 2014	April 2016
Other funds				596
				$1,863

The zone status above represents the most recent available information for the respective MEPP, which is 2016 for the plan year ended 2017, 2015 for the plan year ended 2016 year and 2014 for the plan year ended 2015 year.

Note 15. Related Parties

Certain of the Company’s debt facilities and other obligations under surety bonds and stand-by letters of credit are guaranteed by the majority member of IEA Parent. The Company pays a fee for those guarantees based on the total amount outstanding. The Company expensed $1,535, $2,965 and $4,531 related to these fees during the years

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ended December 31, 2017, 2016 and 2015, respectively, of which $0, $625 and $2,570, respectively, is included in discontinued operations on Consolidated Statements of Operations.

As of December 31, 2017, and 2016, the Company has a long-term liability of $5,030 and $4,086, respectively, for deferred compensation to certain current and former employees.

The Company has life insurance policies on certain key executives. Company-Owned life insurance is recorded at its cash surrender value or the amount that can be realized. As of December 31, 2017, and 2016, the Company has a long-term asset of $4,250 and $2,214, respectively. For the years ended December 31, 2017, 2016 and 2015, the Company recognized increases of $2,036 and $514 and a decrease of $152, respectively, in the cash surrender value of the policies.

Contribution of IMS to IEA Services

On May 24, 2017, IEA Services and IEA Parent entered into a Contribution Agreement in which IEA Parent contributed 100% of the issued and outstanding capital stock of IMS to IEA Services. As a result of which IMS became wholly-owned subsidiary of IEA Services.

Clinton Lease Agreement

On October 20, 2017, IEA Parent enacted a plan to restructure the ownership of its building and land from its consolidated subsidiary WCI to Clinton RE Holdings, LLC (Cayman) (“Cayman Holdings”), a directly owned subsidiary of IEA Parent. Refer to Note 11. Commitments and Contingencies for further detail.

Note 16. Restructuring Expenses

In connection with the abandonment of the Canadian solar operations of H.B. White, the Company incurred restructuring costs, which were recorded as restructuring expenses at December 31, 2015, in the Consolidated Statements of Operations. The costs related to the restructuring expenses represented severance expense for employees who were terminated as a result of the abandonment of the Canadian solar operations of H.B. White. Additional disclosures regarding these discontinued operations and the related costs are provided in Note 17. The balance of the restructuring accrual and the related restructuring activity as of and for the years ending December 31, 2017 and 2016 was as follows:

Employee Severance
Balance at December 31, 2014	$1,600
2015 Restructuring charges	1,528
2015 Payments	(2,088)
Balance at December 31, 2015	$1,040
2016 Payments	(365)
Balance at December 31, 2016	675
2017 Payments	(675)
Balance at December 31, 2017	$—

Note 17. Discontinued Operations

The Company had experienced significant operating losses related to its operations in Canada. The Company made the decision to abandon its operations in Canada during 2014 and to refocus the business on the U.S. wind energy market. In early 2015, the Company began the process of finalizing all projects in Canada and reducing or eliminating all costs and exposures. The Company completely abandoned the Canadian solar operations of H.B. White and effectively completed all significant projects in Canada and reduced or redeployed substantially all of its Canadian resources, facilities and equipment as of July 2016. Accordingly, the operating results of its operations in Canada for all years presented have been reclassified in the Consolidated Statements of Operations as “loss from discontinued operations”. Management expects major classes of assets and liabilities attributable to discontinued operations will be

IEA ENERGY SERVICES, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

settled through a normal wind down process. Interest expense that is specifically identifiable to debt related to supporting Canadian solar operations of H.B. White qualifies as discontinued operations and is allocated to interest expense from discontinued operations in the Company’s consolidated financial statements.

As of December 31, 2016, the carrying amounts of major classes of assets and liabilities from the discontinued operations in Canada was $0.

Major classes of line items constituting the loss from discontinued operations for the periods indicated was as follows (in thousands):

	Year ended December 31,
	2016	2015
Revenue	$1,911	$128,772

Cost of earned revenue, excluding depreciation	1,626	130,289
Operating expenses	1,610	14,551
Interest and other expense, net	3,060	3,419
Gain on abandonment	(4,253)	—
Income tax benefit	(1,219)	—
Net income (loss) from discontinued operations	$1,087	$(19,487)

Significant categories of cash flows of discontinued operations for the years indicated are as follows (in thousands):

	Year ended December 31,
	2016	2015
Net cash used in operating activities	$(15,539)	$(26,076)
Net cash provided by investing activities	$82	$186
Net cash provided by financing activities	$15,664	$16,039

Note 18. Subsequent Events

On February 7, 2018, M III announced that it had set a special meeting of its stockholders to be held on February 28, 2018 to consider and vote on proposals related to the previously announced business combination pursuant to the definitive agreement and plan of merger dated as of November 3, 2017 with IEA.

Note 19. Events Subsequent to the Issuance of the Financial Statements (unaudited)

On March 21, 2018, MIII shareholders voted to approve the proposed business combination with IEA, pursuant to the definitive agreement and plan of merger dated as of November 3, 2017.  The business combination closed on March 26, 2018, for an aggregate purchase price of approximately $215M, consisting of approximately $80M of cash considerations, approximately $100M of common stock considerations, and approximately $35M of preferred stock consideration.